January 21, 2016
Ken Surdan
Ken,
We are excited to have your join the Endurance team! Below is a summary of your proposed compensation package as SVP, Product, which is of course contingent on the closing of the proposed transaction.

Annualized Base Salary:	$375,000
Annualized Bonus Target:	60%
Annualized Target Cash Compensation:		$600,000
Combined Value of Equity to be granted:	$1,500,000
Total Direct Compensation (Cash + Equity):		$2,100,000

Bonus Plan
Pursuant to terms and conditions of the Constant Contact Q1 2016 Bonus Plan you will be eligible to receive a Q1 2016 Bonus with a target bonus opportunity of $51,188. Effective April 1, 2016 you will be eligible to participate in the Endurance Management Incentive Program with a target bonus opportunity of 60% of your annual base salary based on pre-established performance goals and in accordance with the terms and conditions of the Endurance Management Incentive Program, as in effect from time to time.
Equity
On the date of the 2016 annual equity grant quarterly meeting of the Endurance Board of Directors (the “Board”), a request will be made to grant you an award of restricted stock (“RSAs"), an award of performance stock (“PSA”) and/or an award of options to purchase shares of Endurance common stock (“Stock Options”) with an aggregate grant date fair value of $1,500,000. Any awards of RSAs, PSAs or Stock Options are subject to the approval of the Board (or an authorized committee of the Board, or its delegate) and governed by the terms and conditions of the plans, agreements and notices under which they are issued. Generally, RSAs vest over a 4-year period, with 25% vesting annually commencing on the first anniversary of the date of grant and Stock Options vest over a 4-year period, with 25% vesting after the first anniversary of the date of grant, and the remaining 75% vesting in equal monthly installments over the 3 years following the first anniversary of the date of grant.